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                                                                   Exhibit 10.24

                   [Letterhead of Dynacs Engineering Co. Inc.]

                                 PROMISSORY NOTE

$400,000                                                        Palm Harbor FL,
                                                                June 10, 1999

FOR VALUE RECEIVED, the undersigned, a Florida Corporation, promises to pay to the order of Peter W. Likins or Patricia R. Likins (herinafter referred to as the "Payees") at 100 North Camino Espanol, Tucson, Arizona 85716, or at such other place as the Payees hereof may, from time to time, designate in writing, the principal sum of Four Hundred Thousand Dollars ($400,000), with simple interest thereon calculated at the rate of 12% per annum, from the date hereof until Maturity. All principal shall be due and payable in full SIX MONTHS ("Maturity") from the date hereof. The interest shall be due and payable on the 10rd day of each month beginning July 1999, until Maturity.

Each and all payments shall be applied first to interest at the rate of aforesaid upon the principal sum or so much thereof as shall from time to time remain unpaid, and the balance shall be applied on account of principal.

In the event of a default under this Note, the undersigned shall pay all costs, and expenses of collection, including reasonable attorneys' fees.

This note is not assignable by either the payees or the undersigned Maker.

This note is to be construed and enforced according to the laws of the State of Florida.

SEAL OF THE CORPORATION                       Dynacs Engineering Company, Inc.


                                              By: /s/ Ramendra P. Singh
                                                  -------------------------
                                                  RAMENDRA P. SINGH
                                              As: President/CEO